Exhibit 99.1

October 2, 2008

To our shareholders and other members of the financial community:

In response to questions we have been receiving and due to extraordinary market conditions, we would like to provide our investors with certain summary information on our business, including additional information on Genpact’s relationships with companies in the financial services industry.  All financial information provided is unaudited and as of the twelve months ended June 30, 2008.

Summary Information on our Business

•      Our overall portfolio continues to be well balanced with multiple engines for sustainable long-term growth.  Our client base is well diversified across industries, sectors and geographies.

•      Our proven client model where we start small, enhance business growth and penetrate into other areas with clients over time provides us with opportunities for growth and long term visibility into our revenues.  Revenues from existing clients represent more than 80% of our total revenues.

•      Our core strengths differentiate and position us well in the current environment. These strengths include:

•      A business model that is based on growing existing client relationships;

•      Significant investment in building Six Sigma, Lean and reengineering capabilities that help deepen Genpact’s relationships with clients as we deliver meaningful productivity and process improvements;

•      Discipline in managing and leveraging our cost base;

•      Leveraging our domain expertise to deliver higher value work; and

•      Continuing development of our unique reengineering services which deliver key business impact to our clients.

•      Business process client work represents approximately 77% of total revenues, while IT services accounts for approximately 23%.

•      A predominant portion of our revenues represents what we consider non-discretionary “keep the lights on” services, such as accounts payable processing and receivables management, insurance policy administration and claims processing, supply chain and procurement services and IT infrastructure services.  We believe that these services are critical for the sustainability of operations within each of our clients.

•      We estimate our revenue breakdown by currency to be:

•      Approximately 75% US dollars

•      Approximately 20% Euros and the British Pound

•      Approximately 5% Australian dollars and Chinese Yuan

•      We have 25 client relationships that represent more than $5 million of annual revenues, of which 4 clients, including GE, account for more than $25 million of annual revenues.

•      GE, Genpact’s largest client, represents approximately 51% of total revenues.  22% of our revenues are from GE businesses in the manufacturing sector, 23% are from various GE financial services businesses and 6% are from other GE businesses.

•      Other than GE, no individual client accounts for more than 5% of our annual revenues.

•      The approximate breakdown of our revenues by sector is as follows:

•      Banking, Financial Services and Insurance (BFSI)  --- 43%

•      Manufacturing --- 43%

•      Services, Other --- 14%

Relationships with Financial Services Companies

•      Approximately 23% of our revenues are from various GE financial services businesses, 11% are from clients in insurance businesses and 9% are from clients in other commercial and investment banking businesses, for a total of 43% of our revenues from clients in the BFSI sector.

•      Less than 3% of our revenues are from traditional investment banking clients.

•      On a combined basis, less than 1% of our revenues are from the following companies that have recently been highlighted in the press, not all of which are our clients: AIG, Lehman, WaMu, Bank of America and Merrill Lynch.

•      Wachovia is one of four clients which accounts for more than $25 million of annual revenues.  The range of services we provide to Wachovia is spread across various segments of Wachovia and includes core banking operations support, finance and accounting, customer service and collections.

Genpact’s sustainable, scalable business model combines high visibility and recurring revenues, with strong cash flows and improving margins.  Genpact’s financial position is strong, with $324 million in cash, including deposits with GE, and $113 million in long-term debt, providing Genpact with substantial liquidity and flexibility.

We continue to believe that there is a significant long-term opportunity for Genpact in the globalization of services industry.  Our core strengths differentiate and position us well in the current environment, as clients seek increased internal efficiencies and cost reductions.  We have long term contracts with our clients, and many of the services we provide are non-discretionary for the client.  For example, even in difficult economic times, companies need to close their books, pay their bills and manage their inventory.  As always, our focus is on strengthening our unique capabilities and delivering superior service and meaningful value to our clients.

Please do not hesitate to contact me with any questions.

Anil Nayar

Investor Relations

Genpact Limited

T +91 124 402 3079
E anil.nayar@genpact.com

Safe Harbor

This document contains certain statements concerning our future revenues, client relationships, growth prospects and other forward-looking statements, as defined in the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those in such forward-looking statements. These risks and uncertainties include but are not limited to the risks and uncertainties arising from our past and future acquisitions, slowdown or disruption in the economies and sectors in which our clients operate, a slowdown in the BPO and IT Services sectors, our ability to manage growth, factors which may impact our cost advantage, wage increases, our ability to attract and retain skilled professionals, risks and uncertainties regarding fluctuations in our earnings, general economic conditions affecting our industry as well as other risks detailed in our reports filed with the U.S. Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K. These filings are available at www.sec.gov. Genpact may from time to time make additional written and oral forward-looking statements, including statements contained in our filings with the Securities and Exchange Commission and our reports to shareholders. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you are cautioned not to pay undue reliance on these forward-looking statements, which reflect management’s current analysis of future events. The Company does not undertake to update any forward-looking statements that may be made from time to time by or on behalf of the Company.